[*] Certain information in this document has been omitted and filed separately with the Securities and

Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 10.1

PATENT LICENSE AND SETTLEMENT AGREEMENT

This PATENT LICENSE AND SETTLEMENT AGREEMENT (“Agreement”) is made as of July 18, 2011 (the “Effective Date”) between SAMSUNG ELECTRONICS CO. LTD. (“Samsung”) and SPANSION INC. (“Spansion”) and their respective Subsidiaries (as defined below).

WHEREAS a dispute between the parties has resulted in certain legal proceedings being conducted between the parties, captioned as follows (collectively the “Patent Litigation”): Spansion LLC v. Samsung Electronics Co. Ltd. et al., Case No. 5:10-cv-03446-JF (N.D. CA); Spansion LLC v. Samsung Electronics Co. Ltd. et al., Case No. 1:08-cv-00855-SLR (D. DE); Spansion LLC v. Samsung Electronics Co., Ltd. et al., Case No. 1:10-cv-00881-LO-JFA (E.D. VA); Spansion LLC v. Samsung Electronics Co., Ltd. et al., Case No. 3:10-cv-00453-wmc (W.D. WI); Spansion LLC v. Samsung Electronics Co., Ltd. et al., Case No. 3:10-cv-00685-wmc (W.D. WI); Certain Flash Memory and Products Containing Same, Investigation No. 337-TA-685 (USITC) (“The 685 ITC Investigation”); Certain Flash Memory Chips and Products Containing the Same; Investigation No. 337-TA-735 (USITC); Samsung v. Spansion Japan Ltd., Case no. H21-Wa-1986 (High Court; Tokyo, Japan); Samsung v. Spansion Japan Ltd., Case no. H21-Wa-39933 (High Court; Tokyo, Japan); Samsung Electronics Co. Ltd. v. Spansion International, Inc. et al., Fourth Civil Division in Dusseldorf, Germany; and Nullity Action filed by Spansion, Case No. 2 Ni 22/10 (EP);

WHEREAS Spansion and certain of its subsidiaries are reorganized debtors in certain proceedings under Chapter 11 of Title 11 of the United States Code pending in the United States Bankruptcy Court for the District of Delaware (the “Court”) and jointly administered as Case No. 09-10960 (KJC) (the “Bankruptcy Proceeding”);

WHEREAS the Court has confirmed the Debtors’ Second Amended Joint Plan of Reorganization Dated April 7, 2010 (as Amended) (the “Plan”), and the Plan has become effective; and

WHEREAS, the parties hereto have agreed to settle and dismiss the Patent Litigations and the Bankruptcy Proceeding, and to arrange for a cross license of certain intellectual property rights of the parties on terms and conditions substantially described in a Memorandum of Understanding (the “MOU”) between the parties dated June 15, 2011, and the parties now desire to enter into a final agreement as contemplated by the MOU.

NOW, THEREFORE, in consideration of the licenses, representations, warranties, and other terms and conditions contained herein, the parties hereto agree as follows:

1.	DEFINITIONS.

1.1 “Bankruptcy Proceeding” has the meaning set forth in the second WHEREAS clause herein.

1.2 “Claim Purchase Amount” has the meaning set forth in Section 6.1.

1.3 “Court” has the meaning set forth in the second WHEREAS clause herein.

1.4 “Divested Products” has the meaning set forth in Section 5.3.

1.5 “Financial Buyer” has the meaning set forth in Section 5.1.

1.6 “Licensed Products” means any (1) Semiconductor Device, (2) Memory Card, or (3) SSD, provided that such Semiconductor Device, Memory Card or SSD is made by or for a Party and sold or offered for sale as its own product (i.e., the Semiconductor Device, Memory Card or SSD bears the commercial indicia, including a die mark, or trademark, of the Party) and includes at least one Semiconductor Device bearing the die mark of the Party. By way of clarification, “Licensed Products” do not include Semiconductor Devices, Memory Cards or SSDs made by a Party on behalf of a third party within the scope of the licensed foundry services as set forth below.

1.7 “Logic Device” means a Semiconductor Device that is not a Memory Device having the primary function of computing and/or otherwise processing instructions. Examples of Logic Devices include microcontrollers, microprocessors, application processors, and image sensors. “Logic Devices” may further include a memory function for the purpose of supporting or facilitating the primary function of processing or computing.

1.8 “Memory Card” means a device other than an SSD comprising one or more nonvolatile Memory Devices, with or without a controller, and having the primary function of providing mass electronic data storage. A Memory Card in various form factors includes an SD card, a micro SD card, a CF card and a USB drive.

1.9 “Memory Device” means a Semiconductor Device having the primary function of electronically storing information. Examples of Memory Devices include discrete DRAM, NOR flash memory, NAND flash memory, and SRAM devices.

1.10 “Party” means either (i) Samsung and its Subsidiaries or (ii) Spansion and its Subsidiaries.

1.11 “Plan” has the meaning set forth in the third WHEREAS clause herein.

1.12 “Samsung Licensed Patents” means all patents having an effective filing date prior to the seventh anniversary of this Agreement that are or were (1) owned or controlled by Samsung or by its Subsidiaries during the Term and (2) controlled at any time by Samsung’s Semiconductor Business Unit, which, by way of example and not limitation, shall include all patents invented by employees employed by Samsung’s Semiconductor Business Unit at the time of invention.

1.13 “Samsung Claim” has the meaning set forth in Section 6.1.

1.14 “Semiconductor Device” means a semiconductor integrated circuit sold as a component for integration into a System, whether such integrated circuit is sold as a bare die or wafer, or as a packaged device. By way of clarification, without limitation, Semiconductor Devices include multichip modules and multichip packages that integrate multiple semiconductor integrated circuit dice into a single package, and further include Memory Devices and Logic Devices.

1.15 “Spansion Licensed Patents” means all patents having an effective filing date prior to the seventh anniversary of this Agreement that are or were owned or controlled by Spansion or by its Subsidiaries during the Term. For the avoidance of doubt, “Spansion

[*] Certain information in this document has been omitted and filed separately with the Securities and

Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Licensed Patents” specifically includes all patents owned or controlled during the Term of this Agreement by Spansion’s wholly-owned subsidiary Spansion LLC.

1.16 “SSD” means a solid state disk drive, which includes a plurality of nonvolatile Memory Devices (e.g., NAND flash) in combination with at least one volatile Memory device (e.g., DRAM), a hard disk drive interface (e.g., SATA, IDE, etc.), and a controller for reading data out from and writing data into such Memory Devices.

1.17 “Subsidiary” means any entity in which either Samsung or Spansion directly or indirectly owns or controls more than fifty percent (50%) of its voting rights. For clarity, a Subsidiary includes any portion of either Samsung or Spansion existing during the Term that becomes a Subsidiary through a re-organization after the Term to the extent the license of either Party herein survives the Term.

1.18 “System” means an electronic system including one or more Semiconductor Devices in combination with a printed wiring board. By way of example and not limitation, Systems include mobile handsets, televisions and set-top boxes but not SSDs or Memory Cards.

1.19 “Term” means a period commencing on June 15, 2011 (the Effective Date of the MOU) and ending on a date that is seven (7) years from the Effective Date of this Agreement.

2.	DISMISSALS OF SUITS.

2.1 In accordance with the provisions of the MOU, the Parties have filed appropriate papers to dismiss and terminate all Patent Litigation between them. To the extent that such dismissals and termination have not been made final, the Parties shall use their best efforts to effectuate the final dismissal and termination of all Patent Litigations.

3.	SAMSUNG LICENSE GRANTS.

3.1 Licensed Products License. Subject to the terms and conditions of this Section 3.1, Samsung grants Spansion and its Subsidiaries a non-exclusive, non-transferrable, irrevocable, worldwide, fully paid-up, perpetual license under the Samsung Licensed Patents to make, have-made, sell, use, import, and otherwise dispose of Licensed Products. For clarity, the license granted under this Section 3.1 includes the right of Spansion’s customers to use, sell, offer for sale, import or otherwise dispose of Spansion’s Licensed Products (either alone or as a component of another device) worldwide, regardless of the jurisdiction in which such Licensed Products were first sold or manufactured, to the same extent that the Samsung Licensed Patents covering such Licensed Products would be deemed to have been exhausted under United States law if such Licensed Products were first sold in the United States; provided however that the parties intend that the license granted herein extends only to a Spansion Licensed Product itself and not to any combination as a whole of the Spansion Licensed Product with other products or technology, or to the end device as a whole into which the Spansion Licensed Product is incorporated.

3.2 Foundry Services License. Subject to the terms and conditions of this Section 3.2, Samsung grants Spansion and its Subsidiaries a non-exclusive, non-transferrable, irrevocable, worldwide, fully paid-up, perpetual license under the Samsung Licensed Patents to make Logic Devices, but not Memory Devices, for third parties that are designed (or designed in part) and sold by such third parties as their own products (i.e., the Logic Device bears the commercial indicia or trademark of such third party), provided, however, that such license

[*] Certain information in this document has been omitted and filed separately with the Securities and

Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

extends only to claims of Licensed Patents covering either (1) a process for manufacturing, assembling or testing a Logic Device (as opposed to data processing used by a Logic Device in its operation, for example), or (2) a circuit or transistor structure within the Logic Device (but not the entirety of the Logic Device) that is (a) designed by Spansion and (b) included as a standard cell in the standard cell library provided by Spansion in conjunction with its foundry services. Further, by way of clarification, while third party Logic Devices resulting from licensed foundry services are not Licensed Products, it is understood and agreed that Spansion’s licensed use of the Samsung Licensed Patents in the manufacture of, or Spansion’s designs incorporated in, such third party Logic Devices exhausts such Samsung Licensed Patents worldwide to the extent and only to the extent of such licensed activity with respect to such third party Logic Devices. Spansion acknowledges and agrees that except as expressly provided herein, this Section 3.2 shall not cover any manufacturing activities of Spansion on behalf of third parties for the primary purpose of obtaining rights under the Samsung Licensed Patents (i.e., patent laundering), including making or having made products based on designs owned by third parties.

[*]

3.4 Ownership. Nothing in this Agreement shall affect Samsung’s ownership or control (or its Subsidiary’s ownership or control) of the Samsung Licensed Patents. Except for the license grants set forth in this Agreement, all other rights are reserved.

[*]

4.	SPANSION LICENSE GRANTS.

4.1 Licensed Products License. Subject to the terms and conditions of this Section 4.1, Spansion grants Samsung and its Subsidiaries a non-exclusive, non-transferrable, irrevocable, worldwide, fully paid-up, perpetual license under the Spansion Licensed Patents to make, have-made, sell, use, import, and otherwise dispose of Licensed Products. For clarity, the license granted under this Section 4.1 includes the right of Samsung’s customers to use, sell, offer for sale, import or otherwise dispose of Samsung’s Licensed Products (either alone or as a component of another device) worldwide, regardless of the jurisdiction in which such Licensed Products were first sold or manufactured, to the same extent that the Spansion Licensed Patents covering such Licensed Products would be deemed to have been exhausted under United States law if such Licensed Products were first sold in the United States; provided however that the parties intend that the license granted herein extends only to a Samsung Licensed Product itself and not to any combination as a whole of the Samsung Licensed Product with other products or technology, or to the end device as a whole into which the Samsung Licensed Product is incorporated.

4.2 Foundry Services License. Subject to the terms and conditions of this Section 4.2, Spansion grants Samsung and its Subsidiaries a non-exclusive, non-transferrable, irrevocable, worldwide, fully paid-up, perpetual license under the Spansion Licensed Patents to make Logic Devices, but not Memory Devices, for third parties that are designed (or designed in part) and sold by such third parties as their own products (i.e., the Logic Device bears the commercial indicia or trademark of such third party), provided, however, that such license extends only to claims of Licensed Patents covering either (1) a process for manufacturing, assembling or testing a Logic Device (as opposed to data processing used by a Logic Device in its operation, for example), or (2) a circuit or transistor structure within the Logic Device (but not

[*] Certain information in this document has been omitted and filed separately with the Securities and

Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the entirety of the Logic Device) that is (a) designed by Samsung and (b) included as a standard cell in the standard cell library provided by Samsung in conjunction with its foundry services. Further, by way of clarification, while third party Logic Devices resulting from licensed foundry services are not Licensed Products, it is understood and agreed that Samsung’s licensed use of the Spansion Licensed Patents in the manufacture of, or Samsung’s designs incorporated in, such third party Logic Devices exhausts such Spansion Licensed Patents worldwide to the extent and only to the extent of such licensed activity with respect to such third party Logic Devices. Samsung acknowledges and agrees that except as expressly provided herein, this Section 4.2 shall not cover any manufacturing activities of Samsung on behalf of third parties for the primary purpose of obtaining rights under the Spansion Licensed Patents (i.e., patent laundering), including making or having made products based on designs owned by third parties.

[*]

4.4 Ownership. Nothing in this Agreement shall affect Spansion’s ownership or control (or its Subsidiary’s ownership or control) of the Spansion Licensed Patents. Except for the license grants set forth in this Agreement, all other rights are reserved.

[*]

5.	ASSIGNMENT; ACQUISITIONS AND DIVESTITURES.

5.1 Assignment. Neither Party may assign this Agreement or the rights set forth herein without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, either Party may assign this Agreement in its entirety without the consent of the other Party upon any acquisition, change of control, or sale of all or substantially all of the assets of the assigning Party if the purchaser is a financial buyer that does not have any products of its own prior to the acquisition, change of control or asset sale (“Financial Buyer”). Any purported assignment of this Agreement or the rights granted herein that does not comply with this Section 5.1 shall be null and void from the beginning. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns.

5.2 Acquisitions. If during the life of the Licensed Patents of either Party, a Party acquires a third party or all or substantially all of its assets, or merges with a third party and is the surviving or controlling entity after the close of the transaction, then the licenses set forth in this Agreement will not apply to the acquired entity or its assets or products lines if, in the final fiscal year before the acquisition, such entity made (or had made on its behalf) and sold Licensed Products for which such entity received more than [*] in gross revenue. Any patents owned or controlled by such acquired entity, to the extent that such patents would qualify as Licensed Patents of the acquiring Party hereunder, shall upon the closing of such acquisition transaction be licensed to the non-acquiring Party hereunder.

5.3 Divestitures. If during the life of the Licensed Patents either Party is sold to a third party, sells all or substantially all of its assets, or sells the assets of a product line, to a third party, or merges with a third party and is not the surviving or controlling entity after the close of the transaction, then the licenses granted to such Party will not apply to any portions of the business that such Party sells, divests, or spins off to a third party except with respect to those Licensed Products (by part number) that were made by or on behalf of the divesting Party immediately prior to the divestiture (“Divested Products”). The divesting Party will assign in

[*] Certain information in this document has been omitted and filed separately with the Securities and

Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

part to the acquiring entity the licenses as set forth in Section 5.3 of this Agreement but only as to the Divested Products so long as they maintain the same part number of the Licensed Products. For clarity, no other current or future products, if any, of that acquirer will be licensed under this Agreement. The provisions of this Section 5.3 does not apply to a Financial Buyer, but would apply to any subsequent strategic purchaser (i.e., an entity that designs, makes and sells products).

6.	SETTLEMENT OF BANKRUPTCY PROCEEDINGS.

6.1 Samsung Claim. Spansion and Samsung agree that any and all claims that Samsung has asserted or could assert in the Bankruptcy Proceeding, including, without limitation, the proofs of claim designated as Claim Nos. 1036, 1037 and 1038 on the claims register maintained in the Bankruptcy Proceeding and any other prepetition, administrative or other claims shall be deemed settled claims against Spansion in the aggregate amount of forty-five million dollars ($45,000,000) (collectively, “Samsung Claim”), and the Samsung Claim shall be deemed to be a Class 5B claim under the Plan. Samsung hereby irrevocably assigns, transfers and sells the Samsung Claim and all rights thereunder to Spansion for thirty million dollars ($30,000,000) (the “Claim Purchase Amount”). The Claim Purchase Amount was calculated using Spansion’s standard internal formula for purchasing bankruptcy claims and applied a nine percent discount off Spansion’s share price as of the close of market on June 10, 2011, which was $18.59. Spansion’s obligation to pay the Claim Purchase Amount to Samsung shall be binding (subject to Sections 6.2, 6.3, and 7 herein) even if the Court disallows the Samsung Claim or allows it in an amount different than the amount agreed to between the parties pursuant to this paragraph.

6.2 Offset. The parties acknowledge and agree that the Claim Purchase Amount will not be paid in cash to Samsung but will instead be applied as an offset against any amounts payable by Samsung to Spansion pursuant to Section 7 below.

6.3 Costs and Tax. Spansion will be solely responsible for seeking Court approval for the settlement terms set forth in Section 6.1 and shall pay all of its own costs and expenses related thereto. Spansion shall also be responsible for any Korean withholding tax owed by Samsung and arising out of the offset (in the amount of the Claim Purchase Amount) as set forth in Sections 6.1 and 6.2. Spansion agrees to timely provide such tax amounts to Samsung pursuant to Section 7.2 and allow Samsung to fulfill its Korean withholding tax requirements. Samsung agrees to provide commercially reasonable efforts to assist Spansion in securing Court approval of the Samsung claim, and Spansion agrees to reimburse Samsung for all costs and expenses reasonably arising from such assistance.

7.	PAYMENT OBLIGATIONS.

7.1 Initial Payment and Installments. Samsung shall pay Spansion a total of one hundred and fifty million ($150,000,000) dollars, including an initial payment of twenty-five million dollars ($25,000,000), which shall be due August 15, 2011, and twenty (20) quarterly installments thereafter of six million, two hundred and fifty thousand dollars ($6,250,000) each beginning in the fourth calendar quarter of 2011, subject to Spansions’s application of the Claim Purchase Amount it owes Samsung for the Samsung Claim as an offset against the initial payment of twenty-five million dollars ($25,000,000) and five million dollars ($5,000,000) of the first quarterly payment owed by Samsung hereunder and further subject to taxes as set forth in

[*] Certain information in this document has been omitted and filed separately with the Securities and

Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 7.2 below. Quarterly payments by Samsung shall be due forty-five (45) days from the beginning of the calendar quarter in which they are owed, including the first quarterly payment of one million two hundred and fifty thousand dollars ($1,250,000) due on November 15, 2011. Prior to August 15, 2011, Spansion shall deposit the Claim Purchase Amount owed to Samsung in a separate account owned and controlled by Spansion.

7.2 Taxes. All cash payments by Samsung to Spansion are subject to Korean withholding taxes, which Samsung shall deduct and pay on Spansion’s behalf from each payment. Further, Spansion shall forward tax on each of the offsets set forth in Section 7.1 to Samsung within twenty four (24) hours of its occurrence in the following amounts: (a) for the offset of twenty five million dollars ($25,000,000) on August 15, 2011, four million one hundred and twenty five thousand dollars ($4,125,000) and (b) for the offset of five million dollars ($5,000,000) on November 15, 2011, eight hundred and twenty five thousand dollars ($825,000). Samsung shall promptly provide Spansion with all tax receipts or certificates as proof of tax payments hereunder. For avoidance of doubt, however, Samsung has no further obligation whatsoever in any Spansion attempt to petition the Korean tax authorities for refund on any of the taxes hereunder.

8.	REPRESENTATIONS, WARRANTIES, AND EXCLUSIONS.

8.1 Mutual Representations and Warranties. Each Party represents and warrants that (a) it has the full power and authority to enter into this Agreement and to perform its obligations hereunder, (b) this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by and on behalf of the Party by all requisite corporate actions; (c) this Agreement is binding on and enforceable against such Party and its Subsidiaries in accordance with its terms, and (d) its compliance (and the compliance of its Subsidiaries) with its obligations (and the obligations applicable to such Subsidiaries) hereunder will not conflict with or result in a breach of any judicial or administrative order, award, judgment, decree, or agreement to which such Party (or its Subsidiary) is a Party or is otherwise bound.

8.2 Exclusions. Nothing contained in this Agreement shall be construed as:

a. a warranty or representation by any Party hereto as to the validity or scope of any patents; or

b. conferring upon any Party hereto or its Subsidiaries any license, immunity, covenant, release or other right under any patents, except the licenses and releases expressly granted hereunder; or

c. a warranty or representation that any acts licensed or released hereunder will be free from infringement of patents, other than those under which licenses, immunities, conditional non-assertion covenants and releases have been granted hereunder; or

d. an agreement to bring or prosecute actions or suits against third parties for infringement or an agreement conferring any right to bring or prosecute actions or suits against third parties for infringement; or

e. conferring any right to use, in advertising, publicity, or otherwise, any trademark or trade name, or any contraction, abbreviation or simulation thereof, of any Party hereto; or

[*] Certain information in this document has been omitted and filed separately with the Securities and

Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

f. an obligation to furnish any technical information or know-how.

8.3 No Implied Licenses. Each Party hereby retains all rights not expressly granted by this Agreement. To the fullest extent permitted by applicable law, each Party hereby disclaims any and all implied licenses, immunities and other rights. In addition, this Agreement provides no licenses, immunities or other rights to any Party hereto under any trademarks or trade names, copyrights, mask work rights or trade secrets. The parties acknowledge and agree that the licenses and releases granted by each Party under this Agreement are limited to those expressly set forth in this Agreement, and no rule of interpretation may be applied to otherwise affect any Party’s right to exclude others from practicing the claims of such Party’s patents.

9.	TERM; SURVIVAL.

9.1 Term. This Agreement shall commence on the Effective Date and shall remain in full force and effect until the expiration of the Term.

9.2 Survival. Section 1, Sections 3.1-3.4, Sections 4.1-4.4, Sections 5.1-5.3, Sections 8.2-8.3, Sections 9.2, 10, 11, 12, and 13 shall survive the expiration of this Agreement. For avoidance of doubt, all licenses herein shall survive the end of the Term.

10.	RELEASES.

10.1 Each Party releases the other of any and all claims of patent infringement, whether known or not, that existed prior to signing this Agreement.

10.2 Each Party further provides a limited release of the other Party’s customers from any and all claims of patent infringement arising solely from the customers’ use, manufacture, offer for sale, importation or sale of the other Party’s Licensed Products prior to signing this Agreement. For avoidance of doubt, the limited release of the other Party’s customers set forth herein is limited to the customer’s infringement by the other Party’s Licensed Products (alone or as a component of another product) and not the combination as a whole with any other product or technology. Further, to the extent that such customers make, use, sell, import or offer to sell products that include third party products that infringe the Party’s patents, such infringement is not released hereunder.

10.3 Each Party expressly waives the benefit of any statute or rule of law which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not known by such Party to exist which arose prior to the signing of this Agreement.

EACH PARTY ACKNOWLEDGES THAT IT IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

EACH PARTY, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS IT MAY HAVE THEREUNDER, AS

[*] Certain information in this document has been omitted and filed separately with the Securities and

Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

11.	CONFIDENTIALITY.

11.1 The parties shall not disclose the terms or existence of this Agreement, or the discussions relating hereto to any other person or entity (collectively, the “Confidential Information”), except that a Party may disclose Confidential Information:

a. to its or its Subsidiaries’ respective directors, statutory auditors, officers, employees, advisors and other representatives, in each case that have a need to know such Confidential Information, provided that the disclosing Party shall be responsible for such person’s or entity’s adherence to the terms hereof;

b. in the case of Spansion, the US bankruptcy courts, provided however, that Spansion shall use commercially reasonable efforts to consult with Samsung prior to making any such disclosure;

c. as may be required by applicable law or regulations of any applicable securities exchange, provided however, that any Party so required to disclose any such information shall use commercially reasonable efforts to consult with the other parties prior to making any such disclosure; and

d. as otherwise may be agreed in writing by the parties.

12.	PUBLICITY.

12.1 Neither Party shall issue any press release, publicity statement or other public notice relating to the this Agreement without the prior consent of the other Party (which consent will not be unreasonably withheld) unless required under applicable securities laws or regulations of any applicable securities exchange or by order of any applicable bankruptcy court; provided however, that any Party so required to disclose any such information shall use commercially reasonable efforts to consult with the other parties prior to making any such disclosure.

13.	GENERAL.

13.1 Relationship of Parties. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture, partnership, or fiduciary relationship between the parties. Neither Party by virtue of this Agreement is authorized to bind the other Party or to act as an agent, employee or legal representative of the other Party, and the relationship of the parties is, and at all times will continue to be, that of independent contractors.

13.2 Governing Law/Dispute Resolution. This Agreement shall be governed by the laws of California, without regard to conflicts of laws principles that would require application of another law. In the event that a dispute arises under this Agreement, the parties agree that such dispute shall be exclusively resolved by the United States District Court for the Eastern District of Virginia, which shall retain jurisdiction over the Parties and this matter for the purposes of resolving disputes.

13.3 Notices. All notices and other communications permitted or required hereunder shall be in writing and shall be deemed given if delivered personally; mailed by registered or certified mail, postage pre-paid, return receipt requested; sent by facsimile with receipt

[*] Certain information in this document has been omitted and filed separately with the Securities and

Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

confirmed by telephone; or delivered by an overnight express carrier with confirmation-in all cases addressed to the receiving Party at the following address, marked for the attention of the person stated below, or to such other address or person as a Party may from time to time notify the other Party.

If to Samsung:	If to Spansion:
Address:	Address:
416, Maetan 3-Dong	950 DeGuigne Drive
Yeongtong-gu, Suwon-si,	P.O. Box 3453
Gyeonggi-do 443-742, Korea	Sunnyvale, CA 94088-3453 USA
Attention: Jay Shim	Attention: Scot A. Griffin
Telephone: [*]	Telephone: [*]
Facsimile: [*]	Facsimile: [*]
Email: [*]	Email: [*]

Each Party may change the address for notification by giving written notice in accordance with this section.

13.4 Advice of Counsel. The parties represent and warrant that they have read this Agreement, that they have had adequate time to consider it, that they have consulted with an attorney prior to executing this Agreement, that they understand the meaning and application of this Agreement and that they have signed this Agreement knowingly, voluntarily and of their own free will with the intent of being bound by it.

13.5 No Admission. The parties understand and agree that neither the execution of this Agreement, or the releases provided for herein, nor the performance of this Agreement, shall be construed as an admission of any liability by any Party or its partners, stockholders, predecessors, agents, officers, directors, employees, successors or assigns.

13.6 Severability. If any provision of this Agreement shall be found invalid or unenforceable in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable or shall be deemed excised from this Agreement as such circumstances may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

13.7 Amendment. Any amendment to this Agreement must be in writing signed by duly authorized representatives of the parties and must clearly state the intent of the parties to amend this Agreement.

13.8 Waiver. A waiver of the breach of a provision shall in no way be construed as a waiver of any succeeding or subsequent breach of such provision or a waiver of the provision itself.

13.9 No Assignment of Claims. The parties represent and warrant that there has been no assignment or other transfer of any interest in any claim released hereunder.

13.10 Construction. No Presumption Against Drafter. The headings to the clauses of this Agreement are inserted for convenience of reference only and are not intended to be part

[*] Certain information in this document has been omitted and filed separately with the Securities and

Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

of or to affect the meaning or interpretation of this Agreement. All references to dollars are to U.S. dollars. As used in this Agreement, the words “include” or “including,” and variations thereof, will be deemed to be followed the words “without limitation.” Each Party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, this Agreement shall not be construed for or against either Party. Any ambiguity in this Agreement shall be interpreted equitably without regard to which Party drafted the Agreement or any provisions thereof.

13.11 Counterparts. This Agreement may be executed in multiple counterparts. The Agreement shall be deemed executed when the parties have signed and delivered a counterpart to the other Party. It shall not be necessary for the parties to execute the same counterpart(s) for this Agreement to become effective. Facsimile signatures shall be acceptable, with the provision for signing and delivery of a counterpart of the Agreement being satisfied by a Party signing a copy of the appropriate signature page of this Agreement and transmitting a copy of the signed signature page to the other Party.

13.12 Entire Agreement. This Agreement sets forth the entire agreement among the parties as to the subject matter hereof and supersedes all prior and contemporaneous representations, warranties, negotiations, discussions and understandings among them (including, without limitation, the MOU), and none of the parties shall be bound by any representations, warranties, provisions, or other terms and conditions with respect to such subject matter other than those expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the parties hereto.

* * *

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

SAMSUNG ELECTRONICS CO., LTD.

By:	/s/Jay Shim

Name: Jay Shim, Vice President and Director of Licensing
Date: July 18, 2011

SPANSION INC.

By:	/s/Scot A. Griffin
Name: Scot A. Griffin, SVP and General Counsel
Date: July 18, 2011

[*] Certain information in this document has been omitted and filed separately with the Securities and

Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.